Exhibit 99.1

Heritage Commerce Corp Announces Chief Financial Officer Succession

Lawrence D. McGovern to Depart Company in February 2025; Thomas A. Sa to Serve as Interim Chief Financial Officer

San Jose, CA — November 13, 2024 — Heritage Commerce Corp (Nasdaq: HTBK), (“Company”), the holding company for Heritage Bank of Commerce (“Bank”), today announced that Executive Vice President and Chief Financial Officer Lawrence D. McGovern is expected to depart the Company in February 2025.

Thomas A. Sa, who currently serves as the Chief Operating Officer for the Company and the Bank, will assume the duties of Chief Financial Officer on an interim basis beginning November 18, 2024, while the Company and the Bank complete a search for Mr. McGovern’s permanent replacement. Mr. McGovern will continue with the Company in a transitional role during this period, which is expected to continue until mid-February 2025. Mr. Sa and Mr. McGovern will work together closely in the coming weeks to ensure a seamless transition.

The Company’s Chief Executive Officer, Robertson “Clay” Jones, stated, “We are grateful to Larry for his 26 years of dedicated service to the Bank and the Company and we wish him the very best in his next chapter.”

Mr. Jones continued, “We are fortunate that Tom Sa, who recently joined as our COO, has extensive banking and securities reporting experience, including having served as Chief Financial Officer at both California BanCorp (Nasdaq:CALB) and Bridge Capital Holdings (formerly Nasdaq:BBNK). We are confident that Tom is well suited to serve as Interim CFO while we conduct the search for a permanent CFO.”

The Company confirmed that Mr. McGovern’s departure does not relate to any concerns regarding the integrity or reliability of the Company’s financial statements.

Heritage Commerce Corp, a bank holding company established in October 1997, is the parent company of Heritage Bank of Commerce, established in 1994 and headquartered in San Jose, CA with full-service branches in Danville, Fremont, Gilroy, Hollister, Livermore, Los Altos, Los Gatos, Morgan Hill, Oakland, Palo Alto, Pleasanton, Redwood City, San Francisco, San Jose, San Mateo, San Rafael, and Walnut Creek. Heritage Bank of Commerce is an SBA Preferred Lender. Bay View Funding, a subsidiary of Heritage Bank of Commerce, is based in San Jose, CA and provides business-essential working capital factoring financing to various industries throughout the United States. For more information, please visit www.heritagecommercecorp.com. The contents of our website are not incorporated into, and do not form a part of, this release or of our filings with the Securities and Exchange Commission.

Member FDIC

For additional information, contact:

Thomas A. Sa

Chief Operating Officer

Tom.Sa@herbank.com